Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.2

(to Prospectus dated February 11, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated February 14, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On April 5, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $7.29 per share and of our Public Warrants was $1.37 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 6, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(844) 857-3283

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	DAVE	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Dave, Inc. (the “Company”) awarded bonuses relating to the year ended December 31, 2021, including bonuses for Jason Wilk and Kyle Beilman, the Company’s Chief Executive Officer and Chief Financial Officer, respectively. Messrs. Wilk and Beilman were the Company’s named executive officers for the year ended December 31, 2021, as previously set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”). This Current Report on Form 8-K is being filed to update the 2021 Summary Compensation Table as set forth below to include the bonuses awarded to each of Messrs. Wilk and Beilman for compensation related to the year ended December 31, 2021.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for each of the last two or fewer fiscal years during which such individuals were determined to be named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jason Wilk	2021	$384,719	—		—	$10,508,000	$100,675	$13,654	(4)	$11,007,048
Chief Executive Officer	2020	$311,538	$42,750	(3)	—	—	$92,250	—		$446,538

Kyle Beilman	2021	$371,154	—		—	—	$67,117	$14,231	(4)	$452,502
Chief Financial Officer	2020	$311,538	$21,375	(3)	—	$453,154	$46,125	—		$832,192

(1)

Stock awards and option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense for 2021 and 2020, please see Notes 14 and 15 of the Dave financial statements for the years ended December 31, 2021 and 2020.

(2)

Represents the annual performance cash bonus that, in each case, was earned by the named executive officers for the applicable year of service based on actual performance. Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. Actual performance for the 2021 fiscal year was achieved at 67.12% of target performance.

(3)

Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. In consideration of the challenges posed by COVID-19 during the 2020 fiscal year, the Dave board of directors determined to adjust the annual performance payout for 2020 to 90% achievement of target performance. The amounts in this column represent the difference between the amount each named executive officer earned based on actual performance over the actual annual performance payout for 2020 assuming 90% achievement of target performance.

(4)	Represents Company matching contributions to the named executive officer’s contributions to the Company’s 401(k) plan.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2022	Dave Inc.

/s/ Jason Wilk
Jason Wilk
Chief Executive Officer and Director